Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

Client Matter No.: C 22632-00070

May 4, 2010

Del Monte Corporation

Del Monte Foods Company

One Market @ The Landmark

San Francisco, California 94105

Re:	Del Monte Corporation and Del Monte Foods Company—
Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Del Monte Company, a Delaware corporation (the “Company”) and Del Monte Foods Company, a Delaware corporation (“Holdings”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $450,000,000 principal amount of the Company’s 7 1/2% Senior Subordinated Notes due 2019 (the “Exchange Notes”) and the guarantee of the Company’s payment obligations under the Exchange Notes by Holdings (the “Guarantee” and collectively with the Exchange Notes the “Documents”), in exchange for a like principal amount of the Company’s outstanding 7 1/2% Senior Subordinated Notes due 2019 (the “Outstanding Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture dated October 1, 2009 by and among the Company, Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Exchange Notes (the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.	With respect to the Exchange Notes, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company.

Brussels — Century City — Dallas — Denver — Dubai — London — Los Angeles — Munich — New York — Orange County

Palo Alto — Paris — San Francisco — Sāo Paulo — Singapore — Washington, D.C.

Del Monte Corporation

May 4, 2010

2.	With respect to the Guarantee, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, and the Guarantee is executed by Holdings, the Guarantee will constitute a valid and binding obligation of Holdings.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts after such time as the Registration Statement is declared effective.

B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) the effectiveness of any waiver of stay, extension or usury laws; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any waiver of the right to jury trial; (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (vii) the availability of damages or other remedies not specified in the Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses) or (viii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee).

Del Monte Corporation

May 4, 2010

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP